Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization
AMREP Corporation (Registrant)	Oklahoma
American Republic Investment Co.	Delaware
AMREP Southwest Inc.	New Mexico
Outer Rim Investments, Inc.	New Mexico
Two Commerce LLC	Florida
AMREPCO Inc.	Colorado
Kable Media Services, Inc.	Delaware
Kable Distribution Services, Inc.	Delaware
Kable News International, Inc.	Delaware
Kable News Company, Inc.	Illinois
Kable Distribution Services of Canada, Ltd.	Ontario, Canada
Kable Product Services, Inc.	Delaware
Kable Staffing Resources LLC	Delaware
Palm Coast Data Holdco, Inc.	Delaware
Palm Coast Data LLC	Delaware
FulCircle Media, LLC	Delaware
El Dorado Utilities, Inc.	New Mexico
Media Data Resources, LLC	Delaware